UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2009 (August 7, 2009)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001

(Address of principal executive offices)
(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Burrough’s Mill Investment

Effective August 7, 2009, Behringer Harvard Multifamily OP I LP, our operating partnership, entered into an agreement to purchase a multifamily community known as Burrough’s Mill Apartment Homes, built in 2004 and located in Cherry Hill, New Jersey (“Burrough’s Mill”), from an unaffiliated seller, SAF Burroughs Mill LLC, a Delaware limited liability company.  Burrough’s Mill is a 308-unit multifamily community located on an approximately 25.7-acre site with amenities, including but not limited to, a resort-style swimming pool, a fitness center and sauna, a tennis court and a business center.  The contract purchase price for Burrough’s Mill is $40,000,000, excluding closing costs.  On August 12, 2009, we made an earnest money deposit of $250,000.  Upon satisfaction of certain conditions, but prior to closing, we will be obligated to provide an additional $250,000 in earnest money.  If consummated, we expect that this investment will be made through a joint venture with Behringer Harvard Master Partnership I LP on substantially similar terms as our other joint ventures with Behringer Harvard Master Partnership I LP described in our prospectus dated May 19, 2009, as supplemented.  If the purchase is consummated, we expect that the purchase price will be funded from cash on hand.

Gallery at NoHo Commons Investment

On August 12, 2009, Behringer Harvard Multifamily OP I LP, our operating partnership, entered into an agreement to purchase a multifamily community known as The Gallery at NoHo Commons, located in Los Angeles, California (“NoHo Commons”), from an unaffiliated seller, SF No Ho LLC, a California limited liability company.  NoHo Commons is a 438-unit multifamily community located on an approximately 5.3-acre site with amenities, including but not limited to, a resort style swimming pool, a fitness center and a recording studio.  The contract purchase price for NoHo Commons is $96 million, excluding closing costs.  On August 13, 2009, we made an earnest money deposit of $2,000,000.   If the purchase is consummated, we expect that the purchase price will be funded from cash on hand.

The consummation of the purchase of each of these multifamily communities is subject to substantial conditions.  The consummation of the acquisition of each of these multifamily communities generally will depend upon:

•                       the satisfaction of the conditions to the acquisition contained in the relevant contracts;

•                       no material adverse change occurring relating to the property; and

•                       our receipt of satisfactory due diligence information, including but not limited to, an appraisal, environmental and property condition reports, and lease information.

Other assets may be identified in the future that we may acquire before or instead of the investments described above.  At the time of this filing, we cannot make any assurances that the closings of these investments are probable.

In evaluating each investment as a potential acquisition and determining the appropriate amount of consideration to be paid for each investment, we have considered a variety of factors, including but not limited to, overall valuation of net rental income, location, demographics and occupancy.  We believe that each multifamily community is well located, has acceptable roadway access, is well maintained, and has been professionally managed.  Each multifamily community will be subject to competition from similar communities within its market area, and each community’s economic performance could be affected by changes in local economic conditions.

Item 7.01               Regulation FD Disclosure.

On August 11, 2009, our board of directors authorized distributions payable to the stockholders of record each day for September 1, 2009 through November 30, 2009.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0019178 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 7.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution may constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare daily distributions at this rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: August 13, 2009	By:	/s/ Gerald J. Reihsen
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal